As filed with the Securities and Exchange Commission on April 27, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1411755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Harrah’s Court
Las Vegas, Nevada 89119

(702) 407-6000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive
offices)

HARRAH’S ENTERTAINMENT, INC.

AMENDED AND RESTATED 2004 EQUITY INCENTIVE AWARD PLAN

(Full title of the Plan)

STEPHEN H. BRAMMELL Senior Vice President and General Counsel One Harrah’s Court Las Vegas, Nevada 89119 (702) 407-6000	Copy to: CHARLES K. RUCK REGINA M. SCHLATTER Latham & Watkins LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 (714) 540-1235
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.10 per share(3)	11,500,000 shares	$79.30	$911,950,000	$97,579

(1)       The Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan, formerly known as the 2004 Equity Incentive Award Plan (the “Plan”), authorizes the issuance of shares of common stock, par value $0.10 per share, of Harrah’s Entertainment, Inc. (the “Company”), of which 11,500,000 shares are being registered hereunder and 6,959,960 have been previously registered.

(2)       The Proposed Maximum Offering Price Per Share has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on April 25, 2006.

(3)       Each share of Common Stock being registered hereunder, if issued prior to the termination of the Company’s Rights Agreement, dated as of October 5, 1996, as amended, between Harrah’s Entertainment, Inc. and The Bank of New York, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock. Accordingly, no additional registration fee is required.

PART I

The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Registration of Additional Securities

The Company has previously registered 6,959,960 shares of the Common Stock (after giving effect to stock splits, stock dividends, spin-offs and similar transactions, as set forth in the Plan) issuable under the Plan by a (i) Registration Statement on Form S-8 filed with the Commission on May 11, 2004 (Registration No. 333-115384) (the “Prior Registration Statement”). Under this Registration Statement, the Company is registering an additional 11,500,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 8.    Exhibits.

See Index to Exhibits on page 5.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 27th day of April 2006.

Harrah’s Entertainment, Inc., a Delaware corporation

By:	/s/ Stephen H. Brammell
Stephen H. Brammell
Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Gary W. Loveman, Stephen H. Brammell, and Charles L. Atwood and each of them, either one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 27, 2006.

/s/ Gary W. Loveman	Director, Chairman of the Board, Chief Executive Officer and President
Gary W. Loveman	(Principal Executive Officer)

/s/ Charles L. Atwood	Director and Chief Financial Officer
Charles L. Atwood	(Principal Financial Officer)

/s/ Barbara T. Alexander	Director
Barbara T. Alexander

/s/ Frank J. Biondi, Jr.	Director
Frank J. Biondi, Jr.

/s/ Stephen F. Bollenbach	Director
Stephen F. Bollenbach

/s/ Ralph Horn	Director
Ralph Horn

/s/ R. Brad Martin	Director
R. Brad Martin

/s/ Gary G. Michael	Director
Gary G. Michael

/s/ Robert G. Miller	Director
Robert G. Miller

/s/ Boake A. Sells	Director
Boake A. Sells

/s/ Christopher J. Williams	Director
Christopher J. Williams

/s/ Anthony D. McDuffie	Senior Vice President, Controller and Chief Accounting Officer
Anthony D. McDuffie	(Principal Accounting Officer)

INDEX TO EXHIBITS

EXHIBIT NO.	EXHIBITS

4.1

Rights Agreement dated as of October 5, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York, which includes the form of Certificate of Designations of Series A Special Stock of Harrah’s Entertainment, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Special Shares as Exhibit C. (Incorporated by reference to the exhibit to the Company’s Current Report on Form 8-K, filed August 9, 1996.)

4.2

First Amendment, dated as of February 21, 1997, to Rights Agreement between Harrah’s Entertainment, Inc. and The Bank of New York. (Incorporated by to the exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

4.3

Second Amendment, dated as of April 25, 1997, to Rights Agreement, dated as of October 25, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.)

4.4

Third Amendment, dated as of June 23, 2005, to Rights Agreement, dated as of October 25, 1996, between Harrah’s Entertainment, Inc. and The Bank of New York. (Incorporated by reference to the exhibit to the Registration Statement on Form S-3/A of Harrah’s Entertainment, Inc., File No. 333-12566, filed July 1, 2005.)

4.5

Letter to Stockholders dated July 23, 1997 regarding Summary of Rights To Purchase Special Shares As Amended Through April 25, 1997. (Incorporated by reference to the exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.)

5.1*	Opinion of Latham & Watkins LLP

10.1

Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan (Incorporated by reference to Annex B of the Company’s Proxy Statement dated March 14, 2006 with the Commission on March 14, 2006.)

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Powers of Attorney (included on signature page to this Registration Statement)

*              Filed herewith.